UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 27, 2006
TIM HORTONS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32843 (Commission File Number)	51-0370507 (IRS Employer Identification No.)

874 Sinclair Road, Oakville, Ontario (Address of principal executive offices)		L6K 2Y1 (Zip Code)
Registrant’s telephone number, including area code (905) 845-6511
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
     On August 31, 2006, the board of directors of the Company approved, and the Company previously announced, a share repurchase program of Cdn. $200 million, or up to 5% of the shares of the Company currently outstanding. The Company today announced that it has filed a notice of intention to make a normal course issuer bid with, and has received approval from, the Toronto Stock Exchange (TSX) authorizing the implementation of the repurchase program on the facilities of the TSX. The Company expects to implement the repurchase program on October 31, 2006, with purchases to be made on the TSX and/or the New York Stock Exchange, subject to compliance with applicable regulatory requirements.
     The Company also announced that, as part of its share repurchase program, it will enter into a Rule 10b5-1 repurchase plan with a broker in order to facilitate its stock repurchase activity. A Rule 10b5-1 repurchase plan allows the Company to purchase its shares at times when it ordinarily would not be in the market due to regulatory or company restrictions. Company purchases will be based on the parameters of the Rule 10b5-1 plan. In addition to repurchases made pursuant to the Rule 10b5-1 plan, the Company may also make repurchases at management’s discretion under its stock repurchase program from time to time, subject to market conditions, stock prices, its cash position, and compliance with regulatory requirements.
     The full text of the Company’s press release issued today regarding its share repurchase program is attached hereto as Exhibit 99.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

99	Press Release Regarding Share Repurchase Program

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIM HORTONS INC.
(Registrant)

Date: October 27, 2006	By:	/s/ Donald B. Schroeder

	Name: Title:	Donald B. Schroeder, Executive Vice President and Secretary